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                                                                      EXHIBIT 99

WORLD ACCESS COMPLETES MERGER WITH FACILICOM INTERNATIONAL

         Annual Revenue Run Rate of ILD Traffic Now Exceeds $1 Billion; FaciliCom's State-of-the-Art Network Provides Foundation for European Retail,
                           Data and Internet Services;
  Company Ideally Poised to Capitalize on the Consolidation of the ILD Industry

         ATLANTA, Dec. 7 /PRNewswire/ -- World Access, Inc. (Nasdaq: WAXS) announced today that it has completed its merger with FaciliCom International, Inc., following the receipt of stockholder approval at the Company's special stockholders meeting held earlier today. The combined company now has carrier grade switching and transport network facilities located strategically throughout the U.S. and 13 European countries to facilitate entry into deregulating retail markets worldwide. FaciliCom, a leading facilities-based provider of European and U.S. originated international long-distance voice, data and Internet services, will continue to operate under the FaciliCom name throughout Europe.

         John D. Phillips, Chairman and Chief Executive Officer of World Access said, "This merger positions World Access as a leading player in the international long distance ("ILD") market. With one of the most extensive and highest quality switching and transport networks in Europe, as well as significant traffic volumes and scale, we are ideally positioned to capitalize on the rapid consolidation expected to take place in the ILD market. Our objective is to become a premier provider of bundled voice, data and Internet services to small and medium enterprise ("SME") markets throughout Europe and other strategic regions of the world. We intend to leverage our network capacity to actively pursue the expansion of our international retail operations through acquisitions of ILD providers and Internet Service Providers ("ISP's") and internal growth."

         Walter J. Burmeister, President and Founder of FaciliCom, will be named President of World Access at a Board of Directors meeting to be held later this week. Mr. Burmeister commented, "Together we now have the management and financial resources to leverage our extensive network and rapidly expand our business, both in the retail ILD sector as well as data and Internet services. In addition, as the largest non-incumbent wholesale provider in the world, our combined traffic volume and significant scale provides us with a tremendous platform for integrating future acquisitions. We expect to aggressively pursue attractive acquisition targets as we execute our strategy of providing bundled voice, data and Internet services to SME customers."

         The shareholders of FaciliCom received approximately $370 million of Convertible Preferred Stock, Series C ("Preferred Stock") and $56 million in cash. The Preferred Stock bears no dividend and is convertible into shares of World Access common stock at a conversion rate of $20.38 per common share, subject to potential adjustment under certain circumstances. If the closing trading price of World Access common stock exceeds $20.38 per share for 60 consecutive trading days, the Preferred Stock will automatically convert into common stock. The holders of the Preferred Stock will vote on an as-converted basis with the holders of World Access common stock.

         As a result of the merger, the Armstrong Group of Companies, FaciliCom's majority shareholder, is now the largest shareholder of World Access, with approximately 20% of outstanding voting rights. Armstrong is a diversified, privately held group of companies that own and operate cable television systems, independent telephone companies, international telecommunications companies, real estate companies, a residential and commercial security company and various other businesses. MCI WorldCom, Inc., previously World Access' largest shareholder, now owns approximately 9% of outstanding common shares.

         As part of the merger transaction, World Access has issued $300 million of its 13.25% Senior Notes due 2008, in exchange for all outstanding FaciliCom

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Senior Notes.

         Donaldson, Lufkin & Jenrette served as advisor to World Access with respect to the transaction.

         World Access provides international long distance services and proprietary network equipment to the global telecommunications markets. The World Access Telecommunications Group competitively provides end-to-end communications services through its redundant digital network which is capable of supporting voice and data services, including frame relay, Internet Protocol
(IP), asynchronous transfer mode (ATM) and multimedia applications. Located strategically throughout the US and 13 European countries, World Access's network backbone consists of gateway and tandem switches, linked by an extensive fiber network encompassing tens of millions of circuit miles. The World Access Equipment Group develops, manufactures and markets intelligent multiplexers, digital microwave radio systems, digital switches, billing and network telemanagement systems, cellular base stations, fixed wireless local loop systems and other telecommunications network products. For additional information regarding World Access and its divisions, please refer to the Company's website at http://www.waxs.com.

         This press release may contain financial projections or other forward-looking statements made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause actual results to differ materially. These risks include: potential inability to identify, complete and integrate acquisitions; difficulties in expanding into new business activities; delays in new product developments or introductions; the potential termination of certain service agreements or the inability to enter into additional service agreements; and other risks described in the Company's SEC filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 1998, the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1999, June 30, 1999 and September 30, 1999 and the Company's Registration Statement on Form S-3 (No. 333-43497), as such filings have been amended, all of which are incorporated by reference into this press release.

         CONTACT: Investor Relations of World Access, Inc., 404-231-2025